Exhibit 10.39

2008 Base Salaries for Named Executive Officers

The Compensation Committee of the Board of Directors (the “Committee”) annually sets forth compensation levels and equity awards for the Company’s executive officers using the following process: after reviewing the data set forth in a compensation survey provided by Radford Surveys + Consulting, a global life sciences and technology industry compensation consulting firm, the Committee determines on an annual basis for each executive officer, (1) a target total compensation package, (2) the appropriate allocation of the total compensation package between base salary, short-term performance based compensation and long-term equity incentive compensation, and (3) whether there should be any changes to the compensation packages to better align our executive officers’ interests with those of our stockholders. Adjustments to the base salary of our executive officers is determined by the Committee in February of each year, with the adjustments becoming effective March 1st. For 2008, the Committee approved the salaries listed below for each of the Company’s named executive officers.

Named Executive Officer	Base Salary for 2008
Claes Glassell President and Chief Executive Officer	$490,000
William J. Dawson Vice President, Finance and Chief Financial Officer	$293,273
Laurence M. Corash, M.D. Senior Vice President and Chief Medical Officer	$375,000
William M. Greenman Senior Vice President, Business Development and Marketing	$312,000
Howard G. Ervin Vice President, Legal Affairs	$311,531